UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2009

Commission File Number: 333-142860

NACEL ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming	20-4315791
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 17th Street, Suite 2800S Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(720) 204-1150
(Registrant telephone including area code)

Check the appropriate item below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On January 28, 2009, Nacel Energy Corporation (the Company or Registrant) entered into two agreements in the ordinary course of its business. These agreements are deemed to be “material definitive agreements” since they are contracts upon which the Company’s business is substantially dependent. Each of the agreements are described and summarized below.

Wind Project Agreement.

On January 28, 2009, Nacel Energy Corporation (the Company or Registrant) executed and entered into the following contracts:

·   A Wind Project Agreement (Agreement) dated as of January 15, 2009 (Effective Date) with Faye Naylor (First Owner) covering 316 acres of land (the First Property) located in Donley County, Texas, being in the Texas panhandle. The Company has paid the First Owner the specified Evaluation Fee as required by the Agreement.

·   A Wind Project Agreement (Agreement) dated as of January 14, 2009 (Effective Date) with Linda Lewis (Second Owner) covering 320 acres of land (the Second Property) located in Donley County, Texas, being in the Texas panhandle. The Company has paid the Second Owner the specified Evaluation Fee as required by the Agreement.

The two Agreements concern the development of the Company’s Hedley Pointe energy project on the First Property and the Second Property (jointly, the Properties) and contains two periods – an Evaluation Period and an Operating Period. The term of the Evaluation Period is five (5) years, unless terminated earlier. However, the Company may extend the Evaluation Period for up to three (3) additional, consecutive one (1) year periods. During the Evaluation Period, the Company has an exclusive lease, privilege and right to be on the Properties for the purpose of performing various monitoring activities focused on, among other things, the suitability of the Properties for wind energy conversion, measuring and evaluating wind resources, and conducting meteorological studies and tests. The Operating Period commences on the earlier of (i) the date that the Company gives the subject owner notice of the start of the Operating Period, or (ii) the first day that all wind turbines to be installed in the Project deliver electricity in commercial quantities to the power purchaser. The Operating Period continues from commencement for thirty (30) years, unless terminated earlier pursuant to the Agreements

Other pertinent provisions and terms of each of the Agreements include, without limitation, the following:

1.           The Company shall pay various amounts, as established and determined in the Agreement, to the subject owner during the life of the Hedley Pointe energy project and include, without limitation, Installation Fee, Met Tower Fee, Operating Fee, Substation Fee, Transmission Fee and a sliding Royalty Percentage based on gross revenues received during the Operating Period of the project.

2.           Within 2 months of the Effective Date, subject to equipment availability and permitting, the Company will install one or more meteorological towers on the Properties and will file a Generation Interconnect Request with Southwest Power Pool and will thereafter diligently process such request. The Company will monthly update the subject owner on the development status of the Hedley Pointe project.

3.           By the third anniversary of the Effective Date, if the Company has not satisfied, as applicable, certain milestones pertaining to application to interconnect to the transmission or distribution system, a wildlife monitoring study and a wildlife site characterization study, then the Company and subject owners will, in good faith, negotiation means for Company to satisfy such milestones. However, if the parties are unable to reach such agreement, the Company will release the subject owner from the terms of the Agreement.

A copy of the press release pertaining to the foregoing agreements is attached hereto as an exhibit.

For additional details and background concerning the Company’s wind energy projects and business, see the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2008.

Item 9.01 – Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NACEL ENERGY CORPORATION

Date: February 6, 2009	By:	/s/ Brian Lavery
Brian Lavery, President and Principal Executive Officer